Exhibit 99.1

NOVAGOLD Reports Fiscal Year 2021 Financial Results

Multiple High-Grade Intercepts Recorded at Donlin Gold’s

Successful 2021 Drilling Program

Additional State Permits Received

Strong Cash Position Maintained

►	The Donlin Gold project (“Donlin Gold” or the “project”) safely and successfully completed a comprehensive 79-hole, 24,264-meter drill program in 2021 that produced multiple significant gold intercepts. The results to date have served to support the existing global resource estimate, and the recent modelling concepts and strategic mine planning work. To date, Donlin Gold has reported assays from approximately 15,700 meters or 65 percent of the length drilled with the balance expected in the coming months.

►	Donlin Gold continues to enforce strict COVID-19 protocols with established contingency plans in place to keep employees, their families, and members of the community safe and healthy.

►	In November 2021, the Alaska Department of Fish and Game (ADF&G) issued two Special Area Permits required for pipeline facilities. In December 2021, the Alaska Department of Environmental Conservation (ADEC) approved a third extension of the air quality permit.

►	In July 2021, NOVAGOLD’s treasury increased following the receipt of $75 million from Newmont Corporation (“Newmont”) in connection with the sale of NOVAGOLD’s 50 percent interest in the Galore Creek project. The Company had $169.1 million in cash and term deposits as of November 30, 2021, with another $25 million due in July 2023 from Newmont.

January 26, 2022 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company”) (NYSE American, TSX: NG) today released its 2021 year-end financial results and an update on its Tier One1 gold development project, Donlin Gold, which NOVAGOLD owns equally with Barrick.

Details of the financial results for the year ended November 30, 2021 are presented in the consolidated financial statements and annual report on Form 10-K filed January 26, 2022 with the SEC that is available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated and all mineral resource and mineral reserve estimates are shown on a 100 percent project basis.

In 2021, NOVAGOLD achieved the following milestones:

►	NOVAGOLD and Barrick successfully completed the 2021 drilling at Donlin Gold:

►	79 core holes, upsized from the original work plan, were drilled in the ACMA and Lewis pit areas. The total drill program encompassed 24,264 meters.

►	With extensive communication and the application of health and safety protocols, COVID-19 cases at site were minimal and there were no Lost-Time Incidents.

►	To date, Donlin Gold has reported assays for 36 complete and 22 partial holes from the 2021 drill program, encompassing approximately 65 percent or 15,700 meters of length drilled. Assays continue to support the global resource estimate, recent modelling concepts, and strategic mine planning work.

________________________________

1 NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected cash costs over the production life that are in the lower half of the industry cost curve.

► www.novagold.com Page | 1

►	Donlin Gold strives to aid local communities with support and resources, particularly when health and safety are of concern, along with other areas, such as environmental management, training and education, as well as cultural initiatives in the Yukon-Kuskokwim (Y-K) region. Specifically, Donlin Gold worked with its Alaska Native partners, Calista Corporation (“Calista”) and The Kuskokwim Corporation (TKC), as well as other key representatives of Y-K communities to:

►	Sponsor the Calricaraq team from the Yukon-Kuskokwim Health Corporation to travel to area villages to support residents and families who have lost loved ones to suicide – a heightened challenge in remote villages, especially during the COVID-19 pandemic.

►	Partner with KSKO Radio to purchase hand-held radios for five middle Kuskokwim villages. This initiative expands the reach of public radio to communities where internet connectivity is lacking.

►	Enter into a sponsorship agreement with the Alaska School Activities Association to underwrite statewide sports.

►	With key Federal and State permits in hand, Donlin Gold advanced additional State permits:

►	In November 2021, the ADF&G issued two Special Area Permits required for pipeline facilities located within the Susitna Flats State Game Refuge.

►	In December 2021, the ADEC approved a third extension of the air quality permit to June 30, 2023.

President’s Message

Donlin Gold: The Right Project, The Right Partners, The Right Place

As we start a new year, we can reflect on 2021 as a year of important achievements for the Donlin Gold project. Despite the formidable challenges caused by a global pandemic that continues to affect our daily lives, we reached and exceeded several milestones as we advanced Donlin Gold up the value chain. Our drill campaign was successful not only because of the strong drill results, but also because we managed to conduct our business with the utmost attention to the health and safety of our employees, their families, our contractors, and visitors as well as members of the communities in which we operate. Donlin Gold delivered many tremendous benefits to many people.

To further solidify our understanding of the structural controls on mineralization, a decision was made to expand the parameters of the 2021 program mid-year. The ability to complete this expanded program within the 2021 drill season was facilitated by our efficient and effective onsite team.

The original 2021 drill program plan was expanded by 13 drill holes to gather more closely spaced data to assess the dominant controls and orientations of gold mineralization. This infill program has been instrumental in supporting our updated ore domaining approach and will be expanded in 2022. Overall, the 2021 drill program was designed to complete the work necessary to validate and increase confidence in recent geologic modelling concepts to support future feasibility work. The drill program included confirmation and extension drilling that focused on further testing of orebody continuity and structural controls, as well as data collection for geotechnical and geometallurgical purposes. A total of 79 drill holes totaling approximately 24,264 meters were completed in both the ACMA and Lewis deposit areas.

The assay results released to date have returned significant high-grade intercepts. They continue to support the global resource estimate, recent modelling concepts and strategic mine planning work. Recent top intervals include 57.25 m grading 6.87 g/t gold starting at 270.35 m drilled depth, including a sub-interval of 4.05 m grading 18.13 g/t, starting at 288.95 m drilled depth (DC21-1976); and 19.15 m grading 12.57 g/t gold starting at 173.19 m drilled depth, including a sub-interval of 12.15 m grading 17.28 g/t, starting at 179.19 m drilled depth (DC21-1970), as per the December 1, 2021 Donlin Gold joint media release2, final results from the 2021 drill program are expected to be disclosed in the coming months.

_________________________________

2 Drill intercepts originally disclosed in the December 1, 2021 media release “Barrick and NOVAGOLD Agree on Next Steps Toward Advancement of Donlin Gold; Drill Assay Results Continue to Yield High-Grade Intercepts and Demonstrate Important Grade Continuity; With Clear Improvement in Definition of Controls of Mineralization, the Project is Advancing Towards Feasibility Study Update” https://www.novagold.com/_resources/news/2021-12-01.pdf. Significant intervals represent drilled intervals and not necessarily true thickness of mineralization. Mineralized intervals meet or exceed 3 meters in length above 1 g/t. A maximum of 4 meters of continuous dilution (< 1 g/t) is permitted. g/t = grams per tonne; m = meters.

► www.novagold.com Page | 2

Largest Planned Budget in 2022 for Donlin Gold in Over a Decade

In September 2021, the combined executive team from NOVAGOLD and Barrick conducted management review meetings with Donlin Gold LLC in Alaska. The objective was to chart a course toward advancing the project up the value chain. As a result, the Donlin Gold LLC board approved additional funding in 2021 to conduct specific studies and increase staffing in preparation for the 2022 work program. In addition, senior executives met with local stakeholders as well as senior Alaska, Federal, and State government officials who expressed their continued strong support for the project. With a progression plan in place, the necessary groundwork was laid to prepare for a feasibility study update, subject to Donlin Gold LLC board approval.

In 2022, the proposed overall budget for the Donlin Gold LLC (100%) is set at $60 million (of which NOVAGOLD’s portion is 50 percent). It is the largest project budget in more than a decade and is designed to: 1) update geologic modelling and interpretation work for an updated resource model and engineering activities for use in an updated project feasibility study; 2) undertake approximately 34,000 meters of planned technical and in-pit and below-pit exploration drilling; 3) support fieldwork and permitting for the Alaska Dam Safety Certifications; 4) support environmental activities; and 5) support community and external affairs efforts. Tremendous work by all was undertaken to plan the path forward for the Donlin Gold project, and we look forward to the next phase with enormous enthusiasm.

Maintaining Stringent Health & Safety Protocols

NOVAGOLD is strongly committed to the health, safety, and well-being of its employees and their families as well as contractors, visitors, and members of the multiple communities where we operate. Since the start of the pandemic, we have implemented strict and rigorous health and safety protocols designed to mitigate the spread of COVID-19 cases within our entire organization.

During our 2021 drill season, out of approximately 171,310 hours worked, we recorded four cases of COVID-19 at the Donlin Gold project site. The affected individuals fully recovered and ultimately returned to work. Our procedures were especially important at the time when COVID-19 cases began to rise in Alaska. Credit must go to all our dedicated partners, in particular Calista and TKC, as well as other Tribal groups in the Y-K region who share the objective of protecting health and safety.

Critical to Responsible Resource Development in Alaska, ANCSA Celebrates 50 Years

The Alaska Native Claims Settlement Act (ANCSA) of 1971 constituted a new approach in U.S. federal policy toward Native people. The creation of ANCSA extinguished aboriginal land title in Alaska. It divided the State into 12 regions and mandated the creation of 12 private, for-profit Alaska Native regional corporations and more than 200 private, for-profit Alaska Native village corporations (ANCs). Through ANCSA, the Federal government transferred 44 million acres, and funds to compensate for land taken, to corporate ownership by Alaska Native shareholders under Alaska Native regional and village corporations defined by common heritage and shared interests of the indigenous people within each geographic area.

► www.novagold.com Page | 3

The 50th anniversary of ANCSA recognizes the profound difference, over the past half century, that ANCSA has made in creating the first socially responsible, for-profit corporations tasked with promoting social, cultural, and economic advancement of Alaska Native shareholders, their descendants and communities, and all of Alaska, in perpetuity. This important milestone is also an opportune time to celebrate Donlin Gold’s Alaska Native corporation partners and the many Calista and TKC Shareholders who have worked at or are currently working at Donlin Gold.

In September 2021, the Board of Directors of the ANCSA Regional Association – an association of the 12 Alaska Native Claims Settlement Act Regional corporations – unanimously passed a resolution in support of the Donlin Gold project. While some of the obvious benefits of the Donlin Gold project will be to create jobs, education, and training opportunities for Calista and TKC shareholders and their families, the resolution also acknowledges the economic benefit to all Alaska Native Corporation shareholders. It highlights that these gains will not just benefit the Y-K region but, pursuant to provisions under ANCSA Section 7(i) and 7(j), “distributions from the Donlin Gold project will benefit the shareholders and families of the twelve ANCSA regional corporations and more than 200 village corporations throughout the State of Alaska.”3.

“The early Y-K region leaders who founded Calista chose the Donlin Creek area lands under ANCSA so that future generations of Alaska Native shareholders would own the land and use their influence to protect water, fish, and the subsistence way of life while sustainably developing resources – all for the benefit of additional future generations of Alaska Natives. Strict environmental oversight is the top priority of the Donlin Gold project and is the legacy of the first Alaska Native leaders who founded Calista and chose the Donlin Creek lands for their resource-development potential”3.

As representatives of key stakeholders in the State, the support of the ANCSA Regional Association is greatly appreciated.

NOVAGOLD and Barrick are committed to preserving the traditional lifestyles of, and providing support to, the Y-K communities, as well as the sustainable and responsible development of the Donlin Gold project for the benefit of all stakeholders.

Technical Execution and Permitting with a Focus on Getting the Details Right

As reported in the third quarter, the Company retained Wood Canada Limited (“Wood”) to update content in its previously filed “Donlin Creek Gold Project, Alaska, USA, NI 43-101 Technical Report on the Second Updated Feasibility Study,” effective November 18, 2011, and amended January 20, 2012. This update resulted in a report titled “NI 43-101 Technical Report on the Donlin Gold Project, Alaska, USA” with an effective date of June 1, 2021 (the “2021 Technical Report”) and was voluntarily filed on August 31, 2021. The Company is a registrant with the SEC and is reporting its exploration results, Mineral Resources, and Mineral Reserves in accordance with Subpart 229.1300 of Regulation S-K – Disclosure by Registrants Engaged in Mining Operations (“S-K 1300”) as of November 30, 2021. While the S-K 1300 rules are similar to National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) rules in Canada, they are not identical and therefore two reports have been produced for the Donlin Gold project. The Company requested that Wood prepare a Technical Report Summary of the Donlin Gold project, Alaska, USA using the standards of S-K 1300 and it is titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA” (“S-K 1300 Report”), current as of November 30, 2021. Wood incorporated 2020 costs and new gold price guidance to meet the Company’s reporting requirements. The resultant 2021 Technical Report and S-K 1300 Report showed no material change to the previously reported mineral resources or mineral reserves.

_________________________________

3 ANCSA Regional Association Resolution 21-01 “Support for Donlin Gold Mine Project” dated September 16, 2021.

► www.novagold.com Page | 4

In late 2021, the Donlin Gold project was successful in securing a third extension of the air quality permit issued by the State of Alaska. In addition, three permits held by Donlin Gold came under appeal. Specifically, the State’s Clean Water Act (CWA) Section 401 certification, the 12 water rights permits, and the State Right-of-Way (ROW) agreement for the natural gas pipeline. All the permits remain in effect during the appeal process.

Consistent Engagement with Stakeholders

We are truly fortunate to have long-term Alaska Native partners in the Y-K region. The Donlin Gold project is unlike most other mining assets in Alaska, or indeed, globally. The reason lies in its location on private land that was designated for mining activities five decades ago. Alaska Native Elders realized that the land and resources at Donlin Gold should benefit the Y-K region. Donlin Gold is a party to life-of-mine and surface use agreements with Calista, which owns the subsurface mineral rights and some surface rights, and TKC, which owns the surface rights. During the 2021 drill program season, 70 percent of Donlin Gold direct hires were Alaska Natives from 20 Y-K communities. With each year that passes, the parties work more and more closely together.

Donlin Gold sponsored the Calricaraq (“to practice good health”) team from the Yukon Kuskokwim Health Corporation to travel to area villages to support residents and families who have lost loved ones to suicide – a heightened challenge in remote villages, especially during the COVID-19 pandemic. This program helps communities deal with generational trauma and find healthy ways to grieve.

In April, Donlin Gold was the primary sponsor for the Lower Kuskokwim School District’s annual College and Career fair – a virtual event which more than 42 vendors and 100 students attended. In the fall, Donlin Gold entered into a sponsorship agreement with Alaska School Activities Association to underwrite statewide sports, music programs, and other activities in the Y-K region and across Alaska.

In March 2021, the Thomas Lodge in Crooked Creek near the project site suffered a major fire. The Company provided support to repair the damage caused by the fire. The Thomas Lodge is the only lodging facility in the village and in proximity to the project site.

Donlin Gold partnered with KSKO Radio to purchase hand-held radios for five middle Kuskokwim villages. This initiative expands the reach of public radio to communities where internet connectivity is lacking. Every home will now have an information source for important updates from the Y-K region, including local news and weather updates.

Donlin Gold is a sponsor of the RurAL CAP Elder Mentor Program that connects youth with Elders in Alaska to share their values and knowledge with younger generations and support academic engagement and school readiness statewide.

Donlin Gold’s environment, health and safety commitment is embodied in its support of the 2021 Clean-up Green-up program that ran throughout the summer and reached a record 50-plus Tribes and municipalities who participated in the event. Donlin Gold held  the fourth and most successful “In It For The Long Haul” backhaul project last summer that removed approximately 180,000 pounds of hazardous and electronic waste from 26 villages throughout the Y-K region. Over the last five years, along with community and Tribal partners, nearly 400,000 pounds of waste were collected and removed that would otherwise end up in landfills, in waterways, or in other areas that could be harmful to local communities.

While many initiatives are rightfully focused on the Donlin Gold project and the greater Y-K region and State of Alaska, NOVAGOLD actively supports organizations in its local communities and in Alaska. In May, NOVAGOLD sponsored and participated in the Mining for Miracles Pie Throw, an annual fundraising event in support of the British Columbia (“BC”) Children’s Hospital. As CEO, I was happy to participate in this event and help raise funds for the hospital charity. In 2021, NOVAGOLD was recognized for its outstanding contribution to the Lotus Light COVID-19 Community Caring campaign which helped distribute over 1.25 million pounds of hand sanitizers and wipes to thousands of organizations in BC, Ontario and overseas, as well as its financial support of the Lotus Light Emergency Kitchen, providing care packages, disposable masks, and weekly hot meals to Vancouver’s downtown eastside impoverished community. In December, the Company was again a significant co-sponsor of the Homes for the Holidays fundraising event for Kids Help Phone – an initiative that offers free, 24/7 e-mental health services to young people in Canada.

► www.novagold.com Page | 5

In January 2022, NOVAGOLD established the NOVAGOLD Mining and Geological Engineering Scholarship at the University of Alaska (at UA Fairbanks and UA Anchorage) to help support and encourage undergraduate students to seek bachelor’s degrees in Mining or Geological Engineering, with a focus on supporting underrepresented students. This scholarship is one way NOVAGOLD is taking action to foster diversity.

Leverage in a Place where You Can Keep the Rewards

The NOVAGOLD story is refreshingly straightforward with an established senior partner in Barrick, advancing what we view as one of the industry’s best development opportunities, Donlin Gold, in a great jurisdiction, Alaska.

With approximately 39,000,000 ounces of gold in measured and indicated mineral resources grading 2.24 grams per tonne4 (twice the industry average for an open-pit project5), Donlin Gold is a unique pure gold play. Already considered one of the industry’s top open-pit high-grade deposits with a mine life measured in decades – and positioning itself to be one of the world's largest new gold mines – among Donlin Gold’s key differentiators is its safe location on private land owned by Alaska Native Corporations in Alaska, a Tier One jurisdiction6 where the rule of law is respected. Clean, simple, stable leverage in a place where one can keep the rewards of that leverage.

Donlin Gold is also blessed with enormous exploration upside potential. Its current mineral reserves and mineral resources are contained within only three kilometers of an eight-kilometer mineralized belt – itself representing a mere five percent of the property package. In an environment characterized by few new discoveries greater than five million ounces, decreasing average gold grades, and few late-stage projects of scale, particularly in safe geo-political jurisdictions, we believe that Donlin Gold is truly “best in breed”.

That is why, with its 50 percent ownership in Donlin Gold, NOVAGOLD stands out as a cornerstone investment for some of the most knowledgeable investors in the sector. We are grateful to have a group of long-term shareholders who understand the rare pure gold play opportunity that NOVAGOLD represents, including Paulson & Co., Fidelity Investments, First Eagle, EXOR, BlackRock, VanEck, The Saudi Public Investment Fund, and The Vanguard Group, among others.

______________________________

4 Donlin Gold data as per the 2021 Technical Report (as defined herein). Donlin Gold measured resources of approximately 8 Mt grading 2.52 g/t and indicated resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of mineral reserves, of which 50% are attributable to NOVAGOLD through their 50% ownership interest in the joint venture that owns the mineral rights and manages the Donlin property. Exclusive of mineral reserves, Donlin Gold possesses measured resources of approximately 1 Mt grading 2.23 g/t and indicated resources of approximately 69 Mt grading 2.44 g/t, each of which 50% are attributable to NOVAGOLD. Mineral resources have been estimated in accordance with NI 43-101.

5 2020 average grade of open pit and underground deposits with gold as primary commodity and over 1 Moz in measured and indicated resources is 1.12 g/t, sourced from S&P Global Market Intelligence.

6 NOVAGOLD considers Tier One jurisdictions to be any in the top 10 rank by the Investment Attractiveness Index in the Fraser Institute Annual Survey of Mining Companies, 2020. Alaska is ranked number 5.

► www.novagold.com Page | 6

Prudent Fiscal Management

For the past decade, NOVAGOLD has been disciplined about its committed stewardship of fiduciary responsibilities toward shareholders. The Company has been well-financed and hasn’t needed to fundraise in the markets since it last raised equity in January 2012. The intent was then, as it is now, to ensure that NOVAGOLD is well-financed to be advanced up the value chain. The Company’s strong financial position of $169 million in cash and term deposits as of November 30, 2021, emanates from this well-executed strategy aimed at enhancing the value of Donlin Gold for our shareholders with minimal share dilution.

In July 2021, the Company received $75 million from Newmont in connection with the sale of NOVAGOLD’s 50 percent interest in the Galore Creek project in British Columbia. NOVAGOLD received $100 million upon closing, another $75 million July 2021, and another $25 million is due in July 2023. Total consideration for the transaction is up to $275 million, with an additional payment of $75 million contingent upon the owners of Galore Creek making a construction decision.

A patient, methodical, and value-building approach – together with strength in partnerships – have been a hallmark of NOVAGOLD and its management, a group that has been working together as a cohesive team for the past decade. Looking back on the major achievements and milestones of 2021, I wish to thank the experienced team of professionals at NOVAGOLD, Barrick, and Donlin Gold – as well as the drilling contractor teams and other support service contractors – for their steadfast commitment to safety at the Donlin Gold project while faced with the continued and ever-shifting challenge that COVID-19 presents to us all. At the local, regional, and national level, the close and mutual support from our Native Corporation partners – Calista and TKC – continues to reinforce and guide responsible project development and address the needs of the landowners.

I appreciate the dedication of my colleagues on the NOVAGOLD Board for their enthusiastic support, energized engagement, steadfast commitment to best governance practices, and the desire to constantly improve and refine our approaches with the goal of improving outcomes. It is a pleasure to serve alongside you. My gratitude also goes to the various State agencies for their diligent and professional work and adherence to well-established regulatory procedures.

Despite travel restrictions and the inability to meet face-to-face for most of the year, NOVAGOLD not only retained its largest shareholders, but many increased their shareholdings in the last quarter. We are humbled by the trust you have placed in us and grateful for your encouragement and willingness to engage as the teams work together to enhance the value of the Donlin Gold project.

While 2021 was an exceptional year and represents yet another positive turning point for NOVAGOLD and for the Donlin Gold project, 2022 offers even greater milestones with the largest project budget in more than a decade and a path forward as the owners approach the launch of an updated feasibility study. We will continue our efforts to deliver on the strategy to increase shareholder wealth in a safe and socially responsible manner. I wish you good health and safety.

Sincerely,

Gregory A. Lang
President & CEO

► www.novagold.com Page | 7

Financial Results

in thousands of U.S. dollars, except for per share amounts

	Year ended November 30, 2021 $	Year ended November 30, 2020 $
General and administrative expense (1)	20,210	18,735
Share of losses – Donlin Gold	16,625	14,502
Total operating expenses	36,835	33,237

Loss from operations	(36,835)	(33,237)
Interest expense on promissory note	(5,922)	(6,014)
Accretion of notes receivable	2,556	3,337

Other income, net	(198)	1,569
Income tax recovery (expense)	(137)	781
Net loss	(40,536)	(33,564)
Loss per share, basic and diluted	(0.12)	(0.10)

	At November 30, 2021 $	At November 30, 2020 $
Cash and term deposits	169,124	121,906
Total assets	198,852	224,441
Total liabilities	120,570	113,714

(1) Includes share-based compensation expense of $8,235 and $7,057 for the year-ended November 30, 2021 and 2020, respectively.

During the fourth quarter of 2021, we incurred a net loss of $10.3 million compared to a net loss of $7 million for the comparable period in 2020. The increase in net loss primarily resulted from lower accretion income on Newmont Corp. notes receivable in 2021; activity at Donlin Gold extended into the fourth quarter of 2021; a provision for remediation of the former New Gold House mineral property near Nome, Alaska in 2021; and the recovery of income taxes in 2020 due to the filing of a consolidated income tax return for U.S. subsidiaries.

Net loss increased from $33.6 million ($0.10 per share) in 2020 to $40.5 million ($0.12 per share) in 2021, primarily due to the higher permitting and legal costs related to appeals filed on various State of Alaska permits and completion of assays from the 2020 drill program in 2021, and higher share-based compensation expense resulting from higher amortization of stock options and performance share units (PSUs). Interest income decreased by $1.3 million due to lower interest rates earned on cash and term deposits, partially offset by higher cash balances due to the receipt of $75 million from Newmont on July 27, 2021; a remediation provision expense adjustment for the historic former New Gold House property near Nome, Alaska; lower accretion on notes receivable due to the maturity of the $75 million note receivable; and a recovery of deferred income taxes in 2020 resulting from the Company’s decision to file a consolidated U.S. income tax return for its U.S. subsidiaries commencing with the fiscal year ended November 30, 2020. The increase in expenses was partially offset by favorable foreign exchange movements and a gain on the sale of our interest in the San Roque mineral property in Argentina.

► www.novagold.com Page | 8

Liquidity and Capital Resources

Donlin Gold funding increased by $2.3 million in 2021 from 2020 primarily due to higher permitting and legal costs due to legal challenges to the State’s CWA Section 401 certification and the State’s ROW agreement and lease authorization for the buried natural gas pipeline, and completion of assays from the 2020 drill program in 2021.

In 2021, the net increase in cash and cash equivalents of $30.2 million primarily resulted from the $75 million note proceeds received from Newmont, partially offset by Donlin Gold funding of $17.6 million, net investments in term deposits of $17.2 million, and corporate operating activities of $9.9 million.

Net spending on operating activities marginally decreased in 2021 from 2020 primarily due to the timing of corporate liability insurance payments; and COVID-19 resulting in reduced corporate travel, offset by higher salaries and benefits; and lower interest received on cash and term deposits due to lower interest rates.

NOVAGOLD’s current cash position as of November 30, 2021, was $91.1 million, with term deposits of $78 million, for a total of $169.1 million. This figure includes the July 2021 payment of $75 million from Newmont Corp. related to the sale of NOVAGOLD’s 50% interest in the Galore Creek project in 2018. Note that a second payment from Newmont of $25 million comes due in 2023, along with a further $75 million contingent payment due when the Galore Creek project is approved for construction by its owners. The Company believes that its cash, term deposits, and receivables are sufficient to cover anticipated corporate general and administrative costs and funding of the Donlin Gold project through to a construction decision.

2022 Outlook

We anticipate spending approximately $46 million in 2022, which includes $13 million for corporate general and administrative costs; $3 million for withholding taxes on PSUs and other working capital; and $30 million to fund our share of expenditures at the Donlin Gold project, including:

•	$17 million for the 2022 drill program (approximately 34,000 meters of core drilling)
o	Grid drilling (mineralization continuity and geologic structural controls in three areas of the deposit)
o	In-pit and below-pit exploration
o	Platform mapping to confirm mineralization continuity and key geological controls in representative areas of the deposit
•	$9 million for external affairs, permitting, environmental, land and legal activities, and
•	$4 million for project planning and fieldwork (dam and water structures, metallurgical testing, mining studies, hydrogeology and geochemistry, and infrastructure planning).

NOVAGOLD’s primary goals in 2022 are to continue to advance the Donlin Gold project toward a construction decision; maintain or increase support for Donlin Gold among the project’s stakeholders; promote a strong safety, sustainability, and environmental culture; maintain a favorable reputation of NOVAGOLD, its governance practices and its project among shareholders; and manage the Company treasury effectively and efficiently, including streamlining the corporate structure. Our operations primarily relate to the delivery of project milestones, including the achievement of various technical, environmental, sustainable development, economic and legal objectives, obtaining necessary permits, completion of feasibility studies, preparation of engineering designs and the financing to fund these objectives.

► www.novagold.com Page | 9

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place January 27, 2022 at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Webcast: https://services.choruscall.ca/links/novagold20220127.html

North American callers:  1-800-319-4610

International callers:        1-604-638-5340

NOVAGOLD’s quarterly reporting schedule for the remainder of 2022 will be as follows:

►	Q1 2022 – Tuesday, April 5, 2022; financial statements and a Donlin Gold project update will be released after market close. A conference call and webcast will be held on Wednesday, April 6, 2022 at 11 a.m. ET.

►	Annual Meeting of Shareholders – Wednesday, May 18, 2022; the meeting will be held at 1 p.m. PT.

►	Q2 2022 – Tuesday, June 28, 2022; financial statements and a Donlin Gold project update will be released after market close. A conference call and webcast will be held on Wednesday, June 29, 2022 at 11 a.m. ET.

►	Q3 2022 – Tuesday, October 4, 2022; financial statements and a Donlin Gold project update will be released after market close. A conference call and webcast will be held on Wednesday, October 5, 2022 at 11 a.m. ET.

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of its 50%-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the measured and indicated mineral resource categories, inclusive of proven and probable mineral reserves (541 million tonnes at an average grade of approximately 2.24 grams per tonne in the measured and indicated resource categories on a 100% basis),7 Donlin Gold is regarded to be one of the largest, highest-grade, and most prospective known open-pit gold deposits in the world.

According to the 2021 Technical Report and the S-K 1300 Report, once in production, Donlin Gold is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers three kilometers of an approximately eight-kilometer-long gold-bearing trend. Current activities at Donlin Gold are focused on State permitting, optimization work, community outreach, and workforce development in preparation for the eventual construction and operation of this project. With a strong balance sheet, NOVAGOLD is well-positioned to fund its share of permitting and optimization advancement efforts at the Donlin Gold project.

Scientific and Technical Information

Certain scientific and technical information contained herein with respect to the Donlin Gold project is derived from the 2021 Technical Report and the S-K 1300 Report. Henry Kim, P.Geo., Senior Resource Geologist, Wood Canada Limited; Mike Woloschuk, P.Eng., VP Global Business Development & Consulting, Wood Group USA, Inc.; and Kirk Hanson, MBA, P.E., Technical Director, Open Pit Mining, Wood Group USA, Inc. are the Qualified Persons responsible for the preparation of the 2021 Technical Report, and each is an independent Qualified Person as defined by National Instrument 43-101 (“NI 43-101”). Wood prepared the S-K 1300 Report.

________________________________

7 Donlin Gold data as per the 2021 Technical Report and the S-K 1300 Report, as defined herein. Donlin Gold measured resources of approximately 8 Mt grading 2.52 g/t and indicated resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of mineral reserves. Mineral resources have been estimated in accordance with NI 43-101.

► www.novagold.com Page | 10

Paul Chilson, P.E., who is the Manager, Mine Engineering for NOVAGOLD and a Qualified Person under NI 43-101, has approved and verified the scientific and technical information related to the 2021 Donlin Gold project drill program, the 2021 Technical Report and the S-K 1300 Report contained in this media release.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

Jason Mercier
Manager, Investor Relations

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This media release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the anticipated results for the 2021 and 2022 drill programs; the anticipated timing of certain judicial and/or administrative decisions; the 2022 Outlook; the timing and potential for an updated feasibility on the project; our goals for the remainder of 2022; anticipated benefits from the 2017, 2020, 2021, and 2022 drill programs including an improved geological model for Donlin Gold; ongoing support provided to key stakeholders including Native Corporation partners; the potential impact of the COVID-19 pandemic on the development of Donlin Gold; the potential development and construction of Donlin Gold; the sufficiency of funds to continue to advance development of Donlin Gold; perceived merit of properties; mineral reserve and resource estimates; Donlin Gold’s ability to secure the permits needed to construct and operate the Donlin Gold project in a timely manner, if at all; and legal challenges to Donlin Gold’s existing permits. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent the management expectations of NOVAGOLD’s estimates and projections regarding future events or circumstances on the date the statements are made.

Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; the outbreak of the coronavirus global pandemic (COVID-19); uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between Barrick and NOVAGOLD for the continued exploration, development and eventual construction of the Donlin Gold property; the need for cooperation of government agencies and Native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, disease pandemics, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether a positive construction decision will be made regarding Donlin Gold; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC's website at www.sec.gov, or at www.sedar.com. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

► www.novagold.com

Page | 11